CCC INFORMATION SERVICES INC. FILES
                  LAWSUIT AGAINST MITCHELL INTERNATIONAL, INC.

CHICAGO, April 22, 2003 - CCC Information Services Inc., a subsidiary of CCC Information Services Group Inc. (NASDAQ: CCCG), announced today that it has filed a patent infringement lawsuit against Mitchell International, Inc.

In its complaint filed today in the United States District Court for the Northern District of Illinois (Eastern Division), CCC alleges that Mitchell is infringing CCC's patent entitled "system and method for managing insurance claim processing", U.S. Patent No. 5,950,169 (the "'169 Patent"). The '169 Patent includes coverage for the parts comparison feature in CCC Pathways collision estimating software.

In addition to a judicial determination that Mitchell infringed the '169 Patent, CCC is seeking preliminary and permanent injunctions enjoining Mitchell from further acts of infringement of the '169 Patent, triple monetary damages for willful infringement, disgorgement of all profits resulting from the infringement of the '169 Patent and attorneys fees.

CCC Information Services Inc., headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive-claims and collision-repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication amongst more than 15,000 collision-repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services Inc., visit our web site at www.cccis.com.
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This  release  contains  statements that constitute "forward-looking statements"
within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, the allegations in the litigation concerning Mitchell's infringement of the '169 Patent. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in CCC's filings with the Securities and Exchange Commission, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from our expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company's obligations, the outcome of certain legal proceedings, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.